Exhibit 3.14(a)

CERTIFICATE OF CONVERSION
LGI HOMES - GEORGIA, LLC
[O.C.GA. § 14-11-212]

The undersigned LGI HOMES - GEORGIA, LLC, a Texas limited liability company ("Company"), does hereby certify that:

1.
The Company elects to become a limited liability company under the jurisdiction of the State of Georgia pursuant to the provisions of O.C.G.A. § 14-11-212. The name of such limited liability company shall be LGI Homes - GEORGIA, LLC.

2.	The effective date and time of such election shall be October 4, 2013.

3.	The election to become a limited liability company has been approved as required by O.C.G.A. § 14-2-212(a).

4.
Articles of Organization for the Company are filed with this Certificate. Such articles of organization are in the form required by O.C.G.A. § 14-11-204, set forth a name for the Company that satisfies the requirements of O.C.G.A. § 14-11-207, and shall be the articles of organization of the Company formed pursuant to the election described herein unless and until modified in accordance with the Georgia Limited Liability Company Act.

5.	The sole member of the existing company shall own a One Hundred Percent Interest (100%) in the converted Georgia Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate  of Election to be executed by its duly authorized  officer on  October 2, 2013.

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

2013OCT-3 PM 1:53 SECRETARY OF STATE CORPORATIONS DIVISION